Exhibit 10.2

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA 01886

December 27, 2013

[Name of Executive]

By electronic delivery

Dear [Name]:

Based on your desire to demonstrate your support for Sonus Networks, Inc. (the “Company”) and its prospects, the Compensation Committee has considered and will agree to your request to forgo the payment of all or half of your cash bonus for 2014 and, if any such bonus would have been earned, to instead accept a grant of shares of the Company’s common stock.

You have elected to receive all or half (please indicate below and initial your election) of your fiscal year 2014 bonus (“2014 Bonus”), if any is earned, in the form of shares of the Company’s common stock (“2014 Bonus Shares”), which will be granted and have the terms described below:

☐  100% stock        ☐  50% stock and 50% cash                                                                           Initials:

a.              If you elect to receive your 2014 Bonus entirely in the form of shares of common stock, the number of 2014 Bonus Shares granted will equal 1.5 times your actual 2014 Bonus earned, which bonus shall be determined by the Compensation Committee in its sole discretion subject to the terms of the 2014 bonus program, divided by the closing price of the Company’s shares on January 2, 2014.  If you elect to receive one-half your 2014 Bonus in the form of shares of common stock and the other half in the form of cash, (i) the number of 2014 Bonus Shares granted will be one-half the amount described in the preceding sentence; and (ii) you will receive 50% of your 2014 Bonus in cash on a date concurrent with the timing of normal 2014 bonus payouts.

b.              The 2014 Bonus Shares will be granted and vest in full on the grant date, which shall be concurrent with the timing of normal 2014 bonus payouts.  The Company will offset the number of shares necessary to pay withholding taxes and deposit the balance of the 2014 Bonus Shares in your account.

c.               You hereby agree not to sell or otherwise dispose of the 2014 Bonus Shares until the first anniversary of the date of grant.  Such contractual holding period may be waived by the Compensation Committee in its sole discretion, upon your death or disability or upon a showing of undue hardship.

You must remain an employee of the Company on the grant date in order to receive the 2014 Bonus Shares (if earned).  The parties hereby acknowledge that the Compensation Committee retains the right, in its sole discretion, to pay your 2014 Bonus in cash pursuant to the terms of your Agreement as opposed to payment in 2014 Bonus Shares; provided that, if the Company is the subject of an acquisition or change of control prior to the grant date and if the Compensation Committee of the Company (or its successor) elects to pay the 2014 Bonus, if any, in cash, such cash payment will equal the economic equivalent of the 2014 Bonus Shares that otherwise would have been received, so that the intent of this election is preserved.

Very truly yours,

Raymond P. Dolan, President
and Chief Executive Officer

ACCEPTED:

Name:	Date:

1